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                                                                 EX-99. CODE ETH

                              THE ZWEIG FUND, INC.

                        THE ZWEIG TOTAL RETURN FUND, INC.

                        SENIOR MANAGEMENT CODE OF ETHICS

I    Background

     Section 406 of the Sarbanes-Oxley Act of 2002 requires that each registered investment company disclose whether or not it has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, regardless of whether these individuals are employed by the fund or a third party (collectively, "Senior Management"). If a fund has not adopted such a code of ethics, it must explain why it has not done so in certain regulatory filings.

     Pursuant to various management agreements between The Zweig Fund, Inc. and The Zweig Total Return Fund, Inc. (the "Funds") and Phoenix subsidiaries, Phoenix employees currently serve as Senior Management to the Funds. As employees of Phoenix they are subject to the Phoenix Code of Ethics (the "PCE"). The PCE complies with the Sarbanes-Oxley Act of 2002 and other relevant requirements. The Boards of Directors of the Funds, on October 1, 2003, adopted the Phoenix Code of Ethics for the Senior Management of the Funds.

II   Board Resolution adopted on October 1, 2003

     WHEREAS, that Section 406 of the Sarbanes-Oxley Act of 2002 requires that each registered investment company publicly disclose whether or not it has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, regardless of whether these individuals are employed by the fund or a third party (collectively, "Senior Management"); and

     WHEREAS, the Board of Directors has reviewed the Phoenix Code of Conduct, as presented at this meeting, as the same may be amended from time to time (the "Senior Management Code") and has determined the same to provide written standards that are reasonably designed to deter wrongdoing and to promote the types of conduct by Senior Management that are contemplated by regulations promulgated pursuant to the Sarbanes-Oxley Act of 2002; now, therefore, be it

     RESOLVED, that the Fund does hereby approve and adopt the Senior Management Code as the written code of ethics that applies to its principal executive officer, principal financial officer, principal

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accounting officer or controller, or persons performing similar functions, regardless of whether these individuals are employed by the Fund or a third party;

     FURTHER RESOLVED, the Chairman of the Fund, with the advice of counsel and subject to the terms and conditions specified in the Phoenix Code of Conduct, shall be appointed and directed to oversee the consideration and granting of any waivers of the Senior Management Code with respect to Senior Management other than the Chairman provided however that the Chairman shall provide notice of any such waiver to the Board of Directors at the next succeeding regularly scheduled meeting of the Board of Directors and provided further that any requested waivers involving the Chairman shall be presented to the Board for approval; and

     FURTHER RESOLVED, that the Chief Compliance Officer of The Phoenix Companies, Inc. be, and she or he hereby is, authorized and directed to implement, and oversee compliance with, and administration of the Senior Management Code and to take such further action and deliver and execute any and all instruments, certificates and documents as she or he may deem necessary or appropriate, with the advice of counsel, to fully carry out the purposes and intent of the Senior Management Code.

Commitment to Shareholders

Phoenix is committed to providing shareholder value. One way we do this is by observing the highest standards of legal and ethical conduct in all of our business dealings.

Conflicts of Interest

Phoenix expects each of its employees and directors to maintain the highest moral and ethical standards and to avoid conflicts of interest in conducting business activities. A "conflict of interest" occurs when an individual's private interest interferes, or even appears to interfere, in any way with the interests of the Company as a whole. A conflict situation can arise when an employee or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

An employee requested by Phoenix to serve on the board of directors of another company owes a fiduciary duty to Phoenix as well as to the company on whose board of directors he or she serves. Where conflicts of interest arise between the interests of Phoenix and the other company, the employee should consult Phoenix's General Counsel for guidance. Moreover, no employee requested by Phoenix to serve on the board of directors of another company may accept fees or other compensation for board service. In the event the company for which an employee serves as a director requires directors to receive fees, any remuneration received by the employee must be donated to a charitable organization. The Company will offset any tax consequences incurred by the employee.

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All conflicts of interest must be disclosed in writing to the Chief Compliance
Officer. Employees and directors are required to file a Conflict of Interest Statement annually. Any conflicts of interest that arise following completion of the Conflict of Interest Statement must be promptly reported to the Chief Compliance Officer in writing.

Corporate Opportunities

Employees and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Consequently, employees and directors are prohibited from engaging in the following activities:

.. taking for themselves personal opportunities that are discovered through the use of corporate property, information or position;

.. using Company property, information or position for personal gain; and

.. competing with the Company.

Insider Trading and Personal Trading

Federal securities laws and Company policy prohibit the purchase or sale of securities while in possession of material non-public information and prohibit passing such information on to others. No employee or director may buy or sell Phoenix securities if he or she has material non-public information. This restriction also applies to an employee's or director's spouse, other adults living in the employee's or director's household, minor children and persons for whom the employee exercises investment authority. Employees, directors and their family members also must avoid passing non-public information on to third parties.

Information is "material" if a reasonable investor would probably consider the information important in deciding whether to buy, hold or sell securities of the company to which the information relates.

Directors, officers and their family members1 are also subject to certain restrictions under New York Insurance Law governing acquisition of Phoenix shares. Until June 25, 2006, directors and officers, whether acting directly or indirectly, may only acquire, or offer to acquire, such shares: (i) through a Phoenix plan; or (ii) through a registered broker or dealer at quoted prices on the date of purchase. Family members may only acquire such shares through the latter method.

All directors, all employees with a title of Vice President or higher, plus certain other employees whose positions place them in regular contact with non-public information, and certain family members of all of them are subject to a further restriction as well: these individuals may only buy or sell Phoenix securities during "window" periods. You have been or will be notified: (i) if these restrictions apply to you; and (ii) when periods begin and end.

In addition, officers with a title of Executive Vice President or higher, certain other individuals who have been notified by the Corporate Secretary, and certain family members of each of them, must pre-clear all

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transactions in Phoenix securities through our Corporate Secretary. Further, they must promptly report such transactions to the Securities and Exchange Commission ("SEC").

No employee or director may buy or sell securities of another company with the knowledge that those securities are being considered for purchase or sale by Phoenix, any of its subsidiaries or any of the Company's advisory accounts. In the case of any company in which Phoenix owns 10 percent or more of the outstanding equity, no employee (nor certain family members) may make any personal investment without prior approval from the Law Department.

Certain employees who are involved with the Company's investment adviser and broker-dealer operations may be required to secure pre-clearance of and/or report all personal securities transactions by these individuals. In addition, the Company reserves the right to require duplicate confirmations, quarterly transaction reports and prior clearance for any personal securities transactions by those individuals. If you have any question as to whether your position requires pre-clearance or reporting, you should contact the compliance officer for your business area (investment adviser or broker-dealer) or the Corporate Compliance Department.

Footnote 1 An officer's or director's child, stepchild, grandchild, parent, step-parent, grandparent, spouse, or sibling, including in-laws and adoptive relationships.

Market Timing

Company policy prohibits employees from engaging in excessive trading or market timing activities with respect to any mutual fund, regardless of whether such mutual fund is affiliated with the Company. This prohibition does not apply to money market funds or other funds designed to permit short term investment or to non-volitional investment vehicles such as 401(k) plans, automatic reinvestment programs, or asset allocation programs.

Confidentiality

Directors and employees are required to maintain the confidentiality of information entrusted to them in the course of their work for the Company. Disclosure of confidential information is restricted to authorized persons or situations in which disclosure is legally mandated. Confidential information includes all non-public information about the Company or persons with which it conducts business (such as customers, vendors and potential investment targets) including, but not limited to: internal operating procedures; investment strategies; sales data and customer lists; financial plans; projections; and clients' personal information. (See also Privacy and Confidential Personal Information below). A director's or employee's obligation to protect confidential information continues even after termination of his or her position with the Company.

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Protection and Use of Company

Property and Assets

Employees have access to Company property to assist them in effectively carrying out their duties to the Company. Company property should only be used for legitimate purposes. All employees should protect the Company's property and ensure its efficient use. Theft, fraud, carelessness and waste have a direct impact on the Company's profitability.

Examples of Company property include proprietary and non-public information, equipment, facilities, vehicles, funds and other assets. Improper use or abuse of Company property is prohibited. Expenses to be paid for by the Company, via reimbursement or direct payment, are limited to those expenses that are authorized and related to legitimate business activities.

Contract Review

The following contracts must be reviewed by the Law Department prior to being signed, amended or terminated early:

.. Contracts that involve an expenditure or value of greater than $25,000;

.. Contracts that pose significant legal obligations on Phoenix (such as an obligation not to solicit business, not to hire, or to provide indemnification); and

.. Contracts that involve employment or consulting services.

In addition, contracts that could have a significant impact on Phoenix's financial results or reports must be reviewed by Corporate Finance for business risks and financial implications.

Corporate Disclosures

As a public company, Phoenix is required to publicly disclose certain information on a regular basis. This includes financial information and other material information about the Company. It is imperative that such information be disseminated in a consistent manner and in accordance with SEC disclosure requirements and Company policy. In order to ensure that information released is accurate and properly disseminated, only certain individuals are authorized to speak on behalf of the Company. Employees are prohibited from speaking with rating agencies, analysts, investors or the press without obtaining prior authorization from the President and Chief Executive Officer. Employees receiving any such inquiries should refer such individuals to the appropriate area for response:

.. Members of the Press - to the senior officer, Corporate Communications;

.. Rating Agencies - to any officer in the Rating Agency Relations unit; and

.. Securities Analysts and Investors - to any officer in the Investor Relations unit.

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In order to enable the Company to comply with applicable law, Company policy prohibits directors and employees from publicly disclosing any non-public information about the Company's financial performance, other than at times and through methods approved by the Company's President or Chief Financial Officer. Employees are also prohibited from commenting on the Company's stock performance.

Accuracy and Retention of

Company Records

The integrity of Phoenix's records is vital to the Company's continued success. The falsification, misuse or inappropriate alteration of Company documents is strictly prohibited.

Phoenix's business transactions must be accurately recorded on the Company's books and records in accordance with generally accepted accounting principles, any other required accounting basis and established Company policy. Financial information must fairly represent all relevant information.

The retention and destruction of Company records must follow established Company policies and applicable legal and regulatory requirements.

Commitment to Customers

Phoenix upholds its commitment to our customers by conducting our business fairly and honestly and maintaining the highest ethical standards in all dealings with customers.

Safeguarding Customer Assets

Employees have an obligation to safeguard the assets of our customers at all times, and to protect them from all forms of misuse. Misappropriation of funds can include theft, fraud, embezzlement or unauthorized borrowing. Employees must not, under any circumstances, misappropriate funds, property or other assets, or assist another individual in doing so.

Ethical Market Conduct

The Company expects all who are involved in the sales and marketing of its products and services to abide by the following principles:

.. conduct business according to high standards of honesty and fairness;

.. provide competent and customer-focused sales and service;

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.. engage in active and fair competition;

.. provide clear, honest and fair advertising and sales materials;

.. handle customer complaints and disputes in an appropriate and timely manner; and

.. monitor sales and service procedures to help ensure compliance with ethical market conduct.

Privacy and Confidential Personal Information

It is the responsibility of every employee to maintain the privacy of confidential personal information. Confidential personal information includes non-public financial and health information obtained from consumers and customers in connection with providing a financial product or service. Specific examples of confidential personal information include information concerning assets, income, businesses, estates, financial plans or health.

The misuse of confidential personal information could subject the Company and its employees to civil liability or criminal penalties. Before releasing confidential information to anyone, employees must make certain that releasing it is permitted under the Company's policies or authorized in writing by the person to whom it relates.

Customer Complaints

The Company is committed to fairly and expeditiously handling all customer complaints. All complaints must be handled and reported in accordance with established corporate policies as well as procedures established for the applicable business unit or affiliate. To facilitate resolution of each customer complaint, as well as to facilitate any related regulatory inquiries, all customer complaints and related communications are centrally retained.

Fraud

The Company strongly supports all efforts to detect and prevent fraud. It believes that only through aggressive action to combat fraud can the Company continue to meet its fundamental obligations to its stockholders and customers. When there is reason to believe that the Company has been the target of fraud or attempted fraud, it will aggressively work with the appropriate law enforcement officials to seek prosecution and conviction of the responsible individual(s). Any employee who is aware or suspects that the Company has been the target of fraud or attempted fraud should report it to the Corporate Audit Department immediately.

Insurance Anti-Fraud Plan

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In accordance with insurance regulatory requirements, the Company has a comprehensive insurance anti-fraud plan that is designed to:

.. prevent insurance fraud, including internal fraud involving the Company's officers, employees or agents, fraud resulting from misrepresentations on applications for insurance, and claims fraud;

.. report insurance fraud to appropriate law enforcement and regulatory authorities;

.. encourage cooperation in the prosecution of insurance fraud cases; and

.. aggressively pursue recovery of all sums improperly paid by the Company as a result of fraud.

Commitment to Corporate Citizenship

Phoenix is committed to being a responsible corporate citizen, which includes complying with applicable laws and regulations of the jurisdictions in which we operate as well as engaging in fair competition in the marketplace.

Complying with Legal and Regulatory Requirements

The Company expects all employees to conduct business in accordance with all applicable laws and regulations. The laws and regulations related to the financial services industry are complex, thus placing a duty on each employee to take all reasonable steps to ensure his or her actions are in compliance. Compliance with the law does not, however, comprise our entire ethical responsibility. Rather, it is a minimum standard for performance of our duties. (See also the provisions below on Commitment to Ethics and Compliance).

Accounting, Internal Accounting Controls and Auditing Matters

The Company treats complaints about accounting, internal accounting controls, or auditing matters seriously and expeditiously. Employees have the opportunity to submit confidential and anonymous complaints about accounting or auditing matters for review by representatives of Phoenix, and if appropriate, the Audit Committee of the Board of Directors. These complaints will be handled in a manner that protects the confidentiality and anonymity of the employee when so requested by the employee. (See the Toll-Free Help Line section of this Code, on page 11).

No employee will be terminated or otherwise retaliated against for submitting a complaint under this procedure if he or she reasonably believes that the complaint may involve a violation of federal securities or anti-fraud laws.

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Fair Dealing

Each employee must deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or other unfair-dealing practice.

Antitrust

The Company is committed to preserving a free and competitive marketplace and will not engage in any understandings or agreements with any competitor that could result in a restraint of trade. Employees must avoid engaging in any conduct that violates the antitrust laws, such as agreements with competitors regarding prices, terms of sale, division of markets and allocations of customers. Discussions with competitors related to market share, projected sales for any specific product or service, revenues and expenses, production schedules, unannounced products and services, pricing or marketing strategies are prohibited.

The antitrust laws and, thus, the above prohibitions, also apply to informal contacts with competitors, such as encounters at trade shows or meetings of professional organizations. Every employee has an obligation to avoid situations that could result in a violation of the antitrust laws.

Anti-Money Laundering

It is the responsibility of every employee to protect the Company from exploitation by individuals engaged in money laundering activities. Accordingly, affected employees must:

.. become familiar with the anti-money laundering laws and their requirements as applied to the Company; and

.. learn and fully comply with the Company's anti-money laundering policies and procedures.

Failure to comply with applicable laws or the Company's policies may result in significant criminal and civil penalties for the Company as well as for those individuals involved. Furthermore, even association with money laundering activity could subject both the Company and its employees to civil and criminal penalties.

Lobbying and Political Contributions

Lobbying is generally defined as communicating with a public official, or a member of his or her staff, in the legislative or executive branch of government, for the purpose of influencing legislative or administrative action. Lobbying is highly regulated and lobbyists are required to be registered and to report their activities. No employee may engage in lobbying on behalf of Phoenix without prior permission of the Law Department. The giving of gifts to local public officials and members of their staff, whether in the form of meals, tickets to events or otherwise, is strictly regulated by most states and by the

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federal government. Special restrictions also apply to employees who provide investment management services to public entities.

Employees must be careful to distinguish between personal and corporate political activities. Unless specifically requested by the Company to communicate on its behalf on a particular issue, you should identify communications with legislators as expressing your own personal beliefs and not those of Phoenix. The use of Phoenix stationery for any personal political communication is prohibited. Any employee wishing to be a candidate for elective office should consult with his or her supervisor and department head in advance.

Questions regarding the Company's position on proposed legislation or regulations should be directed to Government Relations or the Law Department.

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act prohibits the payment or authorization of the payment of any money, or the giving of value, directly or indirectly, to a foreign official for the purpose of:

.. influencing any act or decision of the foreign official; or

.. inducing the foreign official to use his influence to assist in obtaining business for or directing business to any person.

A "foreign official" is any person acting in an official capacity on behalf of a foreign government, agency, department or instrumentality. Also included under the term "foreign official" are foreign political parties, officials of political parties and candidates for foreign political office.

The Foreign Corrupt Practices Act applies to all directors, employees and agents of the Company. Violation of the act can result in both fines and imprisonment.

Copyrights, Trademarks and Patents

Employees must avoid infringing upon the intellectual property rights of others. Intellectual property includes copyrights, trademarks, service marks, patents and trade secrets. Improper use includes copying, distributing or modifying third party copyrighted materials without permission. Infringement may result in criminal as well as civil liabilities for Phoenix and its employees.

The Company has an agreement with the Copyright Clearance Center that gives a license to Phoenix employees to make photocopies of many publications for business purposes. Questions about the types of copying that are covered by the agreement should be directed to the Corporate Compliance Department.

Commitment to Employees

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Phoenix's employees are our most important asset and we are committed to fostering a work environment in which employees have the opportunity to grow, contribute and participate free from discrimination.

Equal Opportunity

The Company employs and promotes on the basis of merit and achievement without regard to age, race, gender, color, religion, national origin, ancestry, sexual orientation, marital status, or disability. This policy applies to every phase of the employment process and every aspect of the employment relationship: recruitment, hiring, training, promotions, transfers, terminations, benefits, compensation and participation in Company-sponsored educational, social and recreational programs.

Sexual Harassment

The Company prohibits sexual harassment in the workplace. Sexual harassment includes: unwelcome sexual advances, requests for sexual favors and other verbal, visual or physical conduct when:

.. submission is made either explicitly or implicitly a term or condition of a person's employment;

.. submission to or rejection of inappropriate conduct by an employee is used as the basis for employment decisions affecting the employee; or

.. the conduct has the purpose or effect of unreasonably interfering with an individual's work performance or creating an intimidating, hostile or offensive working environment.

Sexual harassment also includes: unwelcome sexual flirtations and advances; verbal abuse of a sexual nature; inappropriate touching; graphic or verbal comments about an individual's body; displaying in the workplace a sexually suggestive object or picture; and sexually explicit or offensive jokes.

Employment of Relatives

Except in the limited circumstances described in this section, the Company does not permit the employment of a director's or employee's "relative", which term includes a spouse, domestic partner, child, parent, sibling, step-parent, step-child, step-sibling, grandparent, grandchild, aunt, uncle, nephew, niece, or first cousin including in-laws. Specifically, the Company prohibits the hiring of a "relative" of any director or officer, or of any employee working in the Corporate Audit, Corporate Compliance, Human Resources or Law Departments. Although this policy does not require the termination of any employee who becomes related to a person described in the preceding sentence through a post-hiring event such as marriage or a promotion, any employee who becomes "related" through such an occurrence should promptly advise his or her supervisor. The Company will then take steps to assure that no employee reports to or supervises a relative and that related employees do not work in the same department or report to the same supervisor. The employment of a "relative" of any officer at the level of Executive Vice President or higher will not be permitted or accommodated even if the relationship results from a post-hiring event.

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Workplace Safety

The Company is committed to maintaining a work environment that is safe and healthy for its employees and others. All job-related injuries or illnesses should be reported immediately to your supervisor or Human Resources representative. Questions concerning health and safety matters should also be referred to one of them.

The Company does not tolerate acts of violence or threats of violence against employees or Company property. Possession of firearms or other weapons anywhere on Company property or while conducting Company business is prohibited. Any situation or concern involving violent behavior or the threat of violence should be immediately reported to Security or Human Resources.

Drugs and Alcohol

The sale, purchase, use, possession or transfer of narcotics or other legally controlled substances by employees while on Company premises or on Company business (other than use of prescription drugs in accordance with a physician's orders) is prohibited. Employees attending functions on behalf of the Company where alcohol is served are expected to use good judgment and avoid consuming excessive amounts of alcoholic beverages.

Felony Convictions

Federal law prohibits the employment by an insurance company, without the consent of the appropriate state insurance department, of any person convicted of a felony involving dishonesty or breach of trust. To assist the Company in fulfilling its responsibilities under this law, employees are required to disclose any felony conviction to the Company at the time of application for employment. Any employee who is subsequently convicted of a felony must report this fact to the Company immediately.

Employee Ownership of Phoenix Stock

Employees and directors are subject to various requirements governing their ownership of Company stock, including federal securities law and New York insurance law. Please refer to the Insider Trading and Personal Trading section of this Code (at page 1) for more information.

Commitment to Ethics and Compliance

A strong commitment to business ethics and compliance is the foundation of a successful organization. Every employee is expected

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to carry out the Company's business activities in an ethical manner and in a fashion consistent with applicable laws, regulations, policies and guidelines.

Ethical Decision Making

Phoenix's success is dependent on each of us applying the highest ethical standards to whatever we do on behalf of the Company. Employees should consider the following questions before making decisions.

.. Is my action consistent with approved Company practices?

.. Is my action consistent with the Company's values?

.. Does my action give the appearance of impropriety?

.. Can I, in good conscience, defend my action to my supervisor, other employees and the general public?

.. Does my action meet my personal code of ethical behavior?

.. Does my action conform to the spirit of these and all other applicable guidelines?

Monitoring Code Compliance

The Corporate Compliance and the Corporate Audit Departments are responsible for monitoring the compliance activities of all areas of the Company and for ensuring that this Code of Conduct is being followed. Compliance will be monitored by periodic audits where appropriate. Additionally, the Company's Chief Compliance Officer must report annually to the Audit Committee of the Board of Directors on the level of compliance with our requirement that each employee and director complete the Code of Conduct Acknowledgement and the Conflict of Interest Declaration. Waivers of violations of the Code by directors or by officers with a title of Senior Vice President or higher may only be granted by the Audit Committee or the Board. Such waivers must be promptly reported to shareholders. All other waivers, which may be granted by the Chief Compliance Officer, the President or any Executive Vice President, shall be reported to the Audit Committee but need not be reported to the shareholders.

Toll-Free Help Line

Phoenix maintains a confidential, 24-hour, toll-free telephone help line for employees for the purpose of requesting assistance concerning, or reporting violations of, this Code or reporting complaints about accounting or auditing matters. The number is: 1-800-813-8180.

Assistance is available during regular business hours. If you call outside of regular business hours, you may leave a confidential message and your call will be returned the following business day. Special

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security measures have been taken with this help line to ensure confidentiality.
If you wish to remain anonymous, you may request a case identification number and refer to that number in subsequent phone calls.

Obligation to Report

Employees are obligated to report suspected violations of this Code to their department head, the Chief Compliance Officer or the Law Department.

Whistleblower Protection

No retaliation or retribution of any kind will be taken against an employee who, in good faith, reports a suspected violation of this Code.

Investigation

All allegations of suspected violations will be promptly investigated and appropriate action will be taken. Investigations will be conducted in an objective, professional manner. The specifics of an investigation, including the identity of the individual reporting the information, will be kept confidential except as such disclosure is necessary to fully investigate the allegations, facilitate resolution and/or report the results to appropriate authorities.

Disclosure to Government Authorities

Certain actions and omissions prohibited by this Code may also violate criminal laws and may subject violators to criminal prosecution. The Law Department will review the results of investigations that indicate potential violations of criminal law and recommend to the appropriate senior officers whether disclosure to appropriate enforcement authorities is warranted.

Disciplinary Action for Violations

Failure to adhere to this Code, other Company policies or applicable laws or government regulations may result in disciplinary action up to and including termination of employment. Situations in which disciplinary action may be appropriate include the following, insofar as they relate to conduct of the Company's business:

.. authorization of or participation in activities that violate the law, government regulations, this Code or other Company policies;

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.. retaliation, direct or indirect, or encouragement of others to retaliate against a Company employee who reports a suspected violation;

.. failure to cooperate with an investigation of suspected violations, including interfering with or obstructing an investigation; and

.. failure to report a suspected violation of the law, government regulations, this Code or other Company policies.